EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is made and entered into as of this 26th day of August, 2025 (the “Effective Date”), by and between Precision BioSciences, Inc. (the “Company”), and Michael Amoroso (“Executive”). The Company and Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
BACKGROUND
WHEREAS, the Company wishes to continue to employ Executive on the terms set forth in this Agreement, and Executive wishes to accept such employment on the same terms.
    WHEREAS, due to Executive’s significant institutional knowledge and biotechnology operational experience, the Company wishes to retain Executive and Executive agrees to use Executive’s best efforts to continue to assist the Company with commercial viability and additional financing.
    WHEREAS, the Company and Executive agree that it is a substantial benefit to the Company and its stockholders to make the severance changes herein in consideration for the services to be provided hereunder and following a Restructuring Event (as defined below) in lieu of providing additional compensation in the form of an immediately payable cash retention bonus.
    NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
1.EMPLOYMENT. As of the Effective Date, the Company hereby continues to employ Executive as the President and Chief Executive Officer of the Company upon the terms and conditions of this Agreement and Executive accepts continued employment with the Company upon the terms and conditions of this Agreement. This Agreement amends and restates and supersedes and replaces Executive’s Employment Agreement with the Company dated January 22, 2024 (the “Prior Employment Agreement”).
2.NATURE OF EMPLOYMENT/DUTIES. Executive shall serve as the President and Chief Executive Officer of the Company and shall have such responsibilities and

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authority as the Company may designate from time to time consistent with Executive’s title and position.
2.1Executive shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Company policies, procedures, practices and directions.
2.2Executive shall devote substantially all working time, best efforts, knowledge and experience to perform successfully Executive’s duties and advance the Company’s interests, including continued commercial viability and additional financing. During Executive’s employment, Executive may, with the Board of Director’s (the “Board”) consent (which shall not be unreasonably withheld), engage in other business activities for compensation (including board memberships), provided that, such activities do not present a conflict of interest nor violate the Restrictive Covenant Agreement (defined in Section 6), nor otherwise prohibit Executive from fulfilling Executive’s obligations hereunder.
3.COMPENSATION.
3.1Base Salary. During the Term, Executive’s annual base salary for all services rendered shall be Six Hundred Fifty-Four Thousand, Fifty and 00/100 Dollars ($654,050.00) (less applicable taxes and withholdings) payable in accordance with the Company’s payroll practices as they may exist from time to time (“Base Salary”). Base Salary may be reviewed and adjusted by the Company, at its discretion, in accordance with the Company’s policies, procedures, and practices as they may exist from time to time, provided that the Base Salary shall not be decreased unless the decrease is an across-the-board decrease for all senior management employees of the Company.
3.2Business Expenses. Executive shall be reimbursed for reasonable and necessary expenses actually incurred by Executive in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures, and practices as they may exist from time to time. All such reimbursements shall be made no later than the end of the calendar year following the year in which the expense was incurred.
3.3Bonus. During the Term, Executive may participate in any Company bonus plan the Company may adopt for senior management subject to the terms, conditions, and any eligibility requirements that may exist in such plan or plans. Executive’s annual incentive compensation under such bonus plan (the “Annual Bonus”) shall be targeted at sixty percent (60%)of Executive’s Base Salary (such target, as may be increased by the Board from time to time, the “Target Annual Bonus”). The Annual Bonus payable under the bonus plan shall be based on the achievement of performance goals to be determined by the Board. The payment of any Annual Bonus pursuant to the bonus plan shall be subject to Executive’s continued employment with the Company through the date of payment.

3.4Equity Compensation. Executive has received equity compensation from the Company and will continue to be eligible for awards of equity compensation in the Board’s (or its delegates) discretion.
3.5Benefits. During the Term, Executive may participate in all medical, dental and disability insurance, 401(k), personal leave and other employee benefit plans and programs of the Company for which Executive is eligible, provided, however, that Executive’s participation in benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. The Company shall pay annual dues and expenses for Executive’s membership and participation in such professional organizations as may be approved by the Board.
3.6 Indemnification; D&O Insurance. Both during and after the Term, the Company hereby agrees to indemnify Executive and hold Executive harmless to the maximum extent permitted by the Company’s organizational documents as in effect from time to time against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company hereunder; provided, that, while Executive may have rights to indemnification with respect to certain matters related to a restatement or other event, Executive shall have no rights to indemnification with respect to any amounts that are subject to recoupment from Executive or forfeiture by Executive pursuant to a Clawback (as defined below). The Company shall cover the Executive under directors’ and officers’ liability insurance to the same extent as the Company covers its other active officers and directors. The foregoing obligations shall survive the termination of Executive’s employment with the Company.
4.TERM OF EMPLOYMENT AND TERMINATION. The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that Executive's employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of this Section 4). This "at-will" nature of Executive's employment shall remain unchanged during Executive's tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. The term of this Agreement and Executive’s employment hereunder shall commence on the Effective Date and continue until terminated as set forth in this Section 4. The date on which Executive’s employment terminates, as determined by the Company, regardless of the reason, shall be referred to herein as the “Separation Date.” Upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.
4.1Without Cause, Upon Notice. Either the Company or Executive may terminate Executive’s employment and this Agreement without Cause at any time upon giving the other party thirty (30) days written notice. In addition, the Company hereby terminates Executive’s employment with the Company without Cause on the earlier of the date of a Change in Control and a Restructuring Event. A “Restructuring Event” means the earlier to occur of the Board’s approval of the Company’s commencement of (i) a proceeding under state or federal law to effect a winding up or dissolution of the Company (other than a case under chapter 11 of title 11 of the US Code) (a “Liquidation”), or (ii) a case under chapter 11 of title 11 of the US Code, in any case, within four years following the Effective Date (a “Bankruptcy”). In the event Executive’s employment with the Company terminates pursuant to a Restructuring Event, Executive agrees to provide reasonable consulting services to the Company during any federal bankruptcy process as reasonably requested by the Company (taking into account Executive’s other obligations) and subject to the Company’s payment of a reasonable fee to Executive, which fee shall be in addition to any other payments due to Executive under this Agreement.
4.2For Cause. The Company may terminate Executive’s employment and this Agreement immediately without notice at any time for “Cause,” which shall mean the following:
4.2.1Executive's material failure to perform Executive’s duties or to carry out the reasonable and lawful instructions of the Chief Executive Officer or the Board (other than any such failure resulting from incapacity due to physical or mental illness);
4.2.2Executive's engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;
4.2.3Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;
4.2.4Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent);
4.2.5Executive’s failure to cooperate with the Company in any investigation or formal proceeding;
4.2.6Executive's material breach of any material obligation under this Agreement, the Restrictive Covenant Agreement (as defined in Section 6), or any other written agreement between the Executive and the Company; or
4.2.7any material failure by Executive to comply with the Company's written policies or rules, as they may be in effect from time to time.
4.2.8Provided, however, that prior to termination based on Sections 4.2.1, 4.2.5, 4.2.6 or 4.2.7, Executive shall be given written notice of the facts allegedly constituting Cause and a ten (10) day opportunity to cure.

4.3By Death or Disability. Executive’s employment and this Agreement shall terminate upon Executive’s Disability or death. For purposes of this Agreement, “Disability” shall mean Executive's inability, due to physical or mental incapacity, to perform the essential functions of Executive's job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. The Company shall give Executive written notice of termination for Disability and the termination shall be effective as of the date specified in such notice.
4.4For Good Reason. Executive may terminate Executive’s employment for “Good Reason,” which shall mean the occurrence of any of the following, in each case without the Executive's written consent:
4.4.1a material reduction in Executive's Base Salary by an amount equivalent to ten percent (10%) or greater;
4.4.2material, adverse change in Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);
4.4.3an involuntary relocation of the Executive's principal place of employment by more than thirty five (35) miles; or
4.4.4the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.
4.4.5Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate Executive’s employment for Good Reason within one-hundred (100) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.
5.COMPENSATION AND BENEFITS UPON TERMINATION. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law. Upon termination of Executive's employment pursuant to any of the circumstances listed in Section 4, Executive (or Executive's estate) shall be entitled to receive the sum of: (i) the portion of Executive's Base Salary earned through the Separation Date, but not yet paid to Executive; (ii) any expense reimbursements owed to Executive pursuant to Section 3.2; and (iii) any amount accrued and arising from Executive's participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the "Accrued Obligations"). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive's rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive's employment hereunder. In the event that Executive's employment is terminated by the Company for any reason, Executive's sole and exclusive remedy shall be to receive the payments and benefits described in this Section 5.
5.1By the Company for Cause or because of Executive’s Death or Disability, or by Executive Without Cause, Upon Notice. If Executive’s employment and this Agreement are terminated by the Company for Cause or because of Executive’s death or Disability, or by Executive pursuant to Section 4.1 (Without Cause, Upon Notice), then the Company’s obligation to compensate Executive ceases on the Separation Date except for the Accrued Obligations.
5.2By the Company Without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment and this Agreement pursuant to Section 4.1 (Without Cause, Upon Notice) or Executive terminates Executive’s employment and this Agreement pursuant to Section 4.4 (for Good Reason), subject to Executive’s continued compliance with Executive’s obligations under the Restrictive Covenant Agreement then the Company shall pay Executive the Accrued Obligations and subject to Section 5.5 (Required Release), Executive shall be entitled to the following; provided, however, if the Separation Date occurs for the reasons set forth in this Section 5.2 within two (2) years following the Effective Date (other than in connection with a Restructuring Event), Executive shall be entitled to the payments and benefits set forth in Section 5.3 in lieu of any payments or benefits under Section 5.2, subject to the conditions set forth therein:

5.2.1pay Executive an amount equal to eighteen (18) months of Executive’s then current monthly Annual Base Salary (less applicable taxes and withholdings) (the “Severance Amount”), payable in a lump sum payment on the first payroll date on or following the Release Effective Date (as defined in Section 5.5 below), but not later than thirty (30) days following the Separation Date;
5.2.2an amount equal to one and a half (1.5) times the Target Annual Bonus, payable in a lump sum on the first payroll date on or following the Release Effective Date (as defined in Section 5.5 below), but not later than thirty (30) days following the Separation Date;
5.2.3If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), during the Severance Period, the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by the Executive and the monthly premium amount paid by Executive immediately prior to the date that Executive’s employment terminated. Such reimbursement shall be paid to the Executive on or before the tenth (10th) day of the month immediately following the month in which the Executive timely remits the premium payment, with such reimbursements to commence when the payments under Section 5.2.1 commence. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the end of the Severance Period; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2.3 in a manner as is necessary to comply with the ACA. Executive shall provide the Company with notice of subsequent employment and comparable coverage within thirty (30) days of commencement of such comparable coverage;
5.2.4 Executive’s unvested time-based equity grants shall vest as of the Separation Date with respect to that portion of such unvested time-based equity grants that would have vested within the twenty-five (25) month period immediately following the Separation Date based solely on the passage of time had Executive remained employed by the Company through such period, provided that such equity shall remain subject to the other terms and conditions of the applicable Company incentive award plan(s) and individual award agreement(s); and
5.2.5The right to exercise any outstanding and vested stock options to purchase Company common stock until the earlier of (a) the date one (1) year following the Separation Date (two (2) years if the Separation Date occurs within two (2) years following the Effective Date), (b) the maximum term of the applicable stock option, and (c)

unless such options are assumed or substituted in the Change in Control, the date of a Change in Control.
5.3During the Change in Control Termination Period, by the Company Without Cause or by Executive for Good Reason. If during the Change in Control Termination Period, as defined herein, either the Company terminates Executive’s employment and this Agreement pursuant to Section 4.1 (Without Cause, Upon Notice) or Executive terminates Executive’s employment and this Agreement pursuant to Section 4.4 (for Good Reason), then in lieu of any payments or benefits under Section 5.2, and subject to Executive’s continued compliance with Executive’s obligations under the Restrictive Covenant Agreement, the Company shall pay Executive the Accrued Obligations and, subject to Section 5.5 (Required Release), Executive shall be entitled to the following:
5.3.1The Company shall pay Executive an amount equal to twenty-four (24) months of Executive’s then current monthly base salary (less applicable taxes and withholdings) (the “CIC Severance Period”) plus two (2) times Executive’s target bonus for the year during which the Separation Date occurs, payable in lump sum no later than thirty (30) days following the Separation Date; provided, that, if the Separation Date occurs within three (3) months prior to a Change in Control, any amounts payable under this Section 5.3.1 (excluding any amount payable under either Section 5.2.1 or 5.2.2 prior to the date thirty (30) days following the date of the Change in Control) shall be paid no later than the date thirty (30) days following the date of the Change in Control;
5.3.2If Executive timely and properly elects health continuation coverage under COBRA, during the eighteen (18) month period following the Separation Date, the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by the Executive and the monthly premium amount paid by Executive immediately prior to the date that Executive’s employment terminated. Such reimbursement shall be paid to the Executive on or before the tenth (10th) day of the month immediately following the month in which Executive timely remits the premium payment, with such reimbursements to commence in the month following the month the release under Section 5.4 becomes effective and non-revocable. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Separation Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.3.2 would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.3.2 in a manner as is necessary to comply with the ACA. Executive shall provide the Company with notice of subsequent employment and comparable coverage within thirty (30) days of commencement of such comparable coverage;

5.3.3All unvested time-based equity grants shall vest in full as of the Separation Date, provided that such equity shall remain subject to the other terms and conditions of the applicable Company incentive award plan(s) and individual award agreement(s); and
5.3.4The right to exercise any outstanding and vested stock options to purchase Company common stock until the earlier of (a) the date two (2) years following the Separation Date, (b) the maximum term of the applicable stock option, and (c) unless the applicable options are assumed or substituted in the Change in Control, the date of a Change in Control.
5.4Definition of Change in Control and Change in Control Termination Period.
5.4.1“Change in Control” means and includes each of the following:
(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that for purposes of this Agreement, “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain; or
(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) of the Board (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction, and
(iii)after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity immediately following the date of such transaction were Board members immediately prior to the date of such transaction.
5.4.2“Change in Control Termination Period” shall mean the period beginning three (3) months prior to and ending twelve (12) months following the occurrence of a Change in Control.
5.5Required Release. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments, acceleration, exercise extension and reimbursements under Sections 5.2 and 5.3 is conditioned upon Executive’s execution of the Separation Agreement and Release attached hereto as Exhibit A (the “Release”) and Executive’s compliance with the Restrictive Covenant Agreement. If Executive chooses not to execute such the Release or fails to comply with the Restrictive Covenant Agreement, then the Company’s obligation to compensate Executive ceases on the Separation Date except as to amounts due at the time. The Release must be executed by Executive no earlier than the date of Executive’s termination and Executive must execute it within twenty-one days from the date of Executive’s termination; provided, that, with respect to a Restructuring Event, Executive may execute the Release prior to termination and approve the release of Executive’s signature page effective as of the date of the Restructuring Event, which Release shall be effective immediately. Such Release shall not be effective until any applicable revocation period has expired (the “Release Effective Date”).
5.6Benefits in Lieu of Other Severance. Executive is not entitled to receive any compensation or benefits upon Executive’s termination except as: (i) set forth in this

Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which Executive participates. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which Executive otherwise might be entitled pursuant to any severance plan, policy and practice of the Company.
5.7Escrow. As soon as reasonably practicable following the Effective Date, the Company agrees to maintain an escrow account (the “Escrow Account”) with a national bank (the “Escrow Agent”) for the benefit of Executive and in an amount necessary to satisfy seventy-two percent (72%) of the Company’s obligations under Sections 5.2.1, 5.2.2, 5.3.1 and 5.3.2 (as applicable, the “Obligations”), the remaining twenty-eight percent (28%) of which will be used by the Company to pay tax withholding due on such payments, which tax withholding will be reported on the Form W-2 filed by the Company for the applicable tax year. The Escrow Account shall remain outstanding until the later of (i) the date four years following the Effective Date, and (ii) in the event Executive incurs a termination of employment from the Company prior to the date four years following the Effective Date, the date the Company has satisfied the Obligations to Executive under Section 5.2.1 and 5.2.2 or 5.3.1 and 5.3.2 of this Agreement, as applicable. Notwithstanding the foregoing, the Company shall not be required to maintain such Escrow Account in the event Executive incurs termination of employment from the Company where Executive is not entitled to any payments under Section 5.2.1, 5.2.2, 5.3.1 or 5.3.2. In addition to the Obligations that Executive may be entitled to under this Agreement, in the event of a Restructuring Event Change in Control that occurs within four years following the Effective Date, Executive shall be paid an additional $84,000 that Executive may use for legal fees incurred by Executive in the event the payment of the Obligations is challenged by the Company or a third party, $60,480 of which will be held in the Escrow Account (the “Legal Fund”) and the remainder of which will be used by the Company to pay tax withholding due on such payment. Upon the occurrence of a Restructuring Event or Change in Control (or as soon as reasonably practicable thereafter, but in all events prior to filing for bankruptcy), Executive shall instruct the Escrow Agent to release the amounts necessary to satisfy seventy-two percent (72%) of such Obligations and Legal Fund, and such release shall be deemed to occur concurrently with the instructions to the Escrow Agent. If, in connection with a Restructuring Event or Change in Control, Executive instructs the Escrow Agent to release the amounts necessary to satisfy seventy-two percent (72%) of such Obligations and/or Legal Fund ($60,480), Executive agrees to instruct the Escrow Agent to deliver to the Company any portion of the Escrow Account set aside for such Obligations and/or Legal Fund that Executive is not entitled to receive under this Agreement or that is required to be withheld by the Company for taxes with respect to such Obligations and Legal Fund, as applicable. In all cases, in the event there is any such release of money from the Escrow Account to Executive as a result of the Restructuring Event or Change in Control, Executive shall be deemed to have received the full amount of the Obligations that would have been payable to Executive under 5.2.1 and 5.2.2, in the event of a Restructuring Event, or 5.3.1 and 5.3.2, in the event of a Change in Control, and Legal Fund, as applicable, with any amount not paid directly to Executive by the Company used to satisfy the Company’s tax withholding obligations with respect to such full amount of such Obligations and Legal Fund.

Executive agrees to refund to the Company any portion of the Legal Fund that is not used by Executive to pay expenses in connection with any challenge by the Company or any third party arising from the payment of the Obligations, less any amount allocated to tax withholding obligations of the Company, which refund shall occur within thirty (30) days following (i) with respect to a Liquidation, the date thirty-six (36) months following Executive’s termination of employment from the Company, and (ii) with respect to a Bankruptcy, the date eighteen (18) months following Executive’s termination of employment from the Company. If requested by the Company, Executive agrees to provide the Company with reasonable documentation regarding such expenses.
6.RESTRICTIVE COVENANTS. As a condition of continued employment, Executive will continue to be subject to the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, which the Executive previously executed (the “Restrictive Covenant Agreement”). Executive agrees to continue to abide by the terms of the Restrictive Covenant Agreement, or any other subsequent agreement with the Company relating to proprietary information, inventions, intellectual property, non-competition or non-solicitation, the terms of which are hereby incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Restrictive Covenant Agreement, or any subsequent similar agreement, will survive the termination of Executive's employment and/or the termination of this Agreement.
7.COMPANY PROPERTY. Upon the termination of Executive’s employment or upon Company’s earlier request, Executive shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in Executive’s possession, custody or control; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, customer files, contracts, proposals, work in process, manuals, forms, computer-stored work in process and other computer data, research materials, other items of business information concerning any Company customer, or Company business or business methods, including all copies thereof) which is in Executive’s possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Company in winding up Executive’s work and transferring that work to other individuals designated by the Company.
8.EMPLOYEE REPRESENTATION. Executive represents and warrants that Executive’s employment and obligations under this Agreement will not (i) breach any duty or obligation Executive owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.
9.AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
10.ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company, including the Prior Employment Agreement; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.
11.SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement.
12.ASSIGNMENT AND SUCCESSORS. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for     indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive's rights or obligations may be assigned or transferred by Executive, other than Executive's rights to payments hereunder, which may be transferred only by will or operation of law.
13.GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

14.COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.
15.NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
15.1If to the Company, to the General Counsel of the Company at the Company's headquarters,
15.2If to Executive, to the last address that the Company has in its personnel records for Executive, or
15.3At any other address as any Party shall have specified by notice in writing to the other Party.
16.SECTION 409A OF THE INTERNAL REVENUE CODE. The parties intend that the provisions of this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.
16.1Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

16.2Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.
16.3Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
17.PARACHUTE PAYMENTS. Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the "Total Payments"), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (in the order provided in Section 16.1) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
17.1Order of Reduction. The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code ("Section 409A"), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
17.2Determinations. All determinations regarding the application of this Section 17 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the "Independent Advisors"). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
17.3Additional Reductions. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 17, the excess amount shall be returned promptly by Executive to the Company.
18.WITHHOLDING. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.
19.CLAWBACK. If any law, rule, or regulation applicable to the Company or its Subsidiaries (including any rule or requirement of any nationally recognized stock exchange on which the stock of the Company or its Subsidiaries is listed), or any policy of the Company or its Subsidiaries reasonably designed to comply therewith, requires the forfeiture or recoupment of any amount paid or payable to the Executive hereunder (or under any other agreement between the Executive and the Company or its Subsidiaries or under any plan in which the Executive participates, or otherwise payable to the Executive as compensation for services), the Executive hereby consents to such forfeiture or recoupment, in each case in the time and manner determined by the Company in its reasonable good faith discretion (collectively, the “Clawback”).

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[Signature Page for Employment Agreement]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

MICHAEL AMOROSO

/s/ Michael Amoroso
_________________________________

PRECISION BIOSCIENCES, INC.

/s/ Dario Scimeca
_________________________________

By: Dario Scimeca

Title: General Counsel

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Michael Amoroso (“Executive”) and Precision BioSciences, Inc. (together with any successor thereto, the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
    WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of August 26, 2025 (the “Employment Agreement”); and
    WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, with respect to any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s right to vested benefits under any employee benefit plan of the Company or one of its affiliates or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law or Executive’s rights under any applicable directors’ and officers’ insurance policy (collectively, the “Retained Claims”).
    NOW, THEREFORE, in consideration of the severance payments and benefits described in the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
    1.    Severance Payments and Benefits; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Sections 5.2 and 5.3 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all Accrued Obligations.
    2.    Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns, each in their capacity as such (collectively, the

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“Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the execution of this Agreement, including, without limitation:
        (a)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
        (b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;
        (c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
        (d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
        (e)    any and all claims for violation of the federal or any state constitution;
        (f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

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        (g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and
        (h)    any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 5.2 or 5.3 of the Employment Agreement or prevent Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).
    3.    Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company (the “Revocation Period”); (d) this Agreement shall not be effective until after the Revocation Period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this

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Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Notwithstanding the foregoing, the Revocation Period will expire when Executive executes this Agreement if Executive’s termination occurs pursuant to Section 4.1 of the Employment Agreement.
    4.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
    5.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
    6.    Governing Law; Notice; Counterparts. This Agreement shall be subject to the provisions of Sections 13, 14 and 15 of the Employment Agreement.
    7.    Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then, except as provided in the next sentence, each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment or if Executive’s termination occurs pursuant to Section 4.1 of the Employment Agreement, then the “Effective Date” shall be the date on which Executive signs this Agreement.
    8.    Trade Secrets; Whistleblower Protections. In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Employment Agreement, or any other agreement between Executive and the Company or any of its subsidiaries in effect as of the date Executive receives this Agreement (together, the “Subject Documents”): (a) Executive will not be in breach of the Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from reporting possible violations of federal law or regulation to any governmental

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agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or releases or restrains Executive’s right to receive an award for information provided to any such government agencies.
    9.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees, except as otherwise provided in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.
    IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: _____________	EXECUTIVE

COMPANY
Dated:	By: Name: Title:

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